MONTHLY REPORT - AUGUST, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of August 31, 2012
                was $769.18, down 1.20% from $778.85 per unit
                             as of July 31, 2012.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (1,499.670 units) at         $   1,168,011.56      1,796,875.21
   July 31, 2012
Addition of 0.00 units on August 1,                      0.00        367,899.29
   2012
Redemption of 521.147 units on August 31,         (400,855.86)    (1,107,801.56)
   2012
Net Income (Loss)                                  (14,495.90)      (304,313.14)
                                              ----------------  ---------------
Ending Net Asset Value (978.523 units)       $     752,659.80        752,659.80
   at August 31, 2012                         ================  ===============

Net Asset Value per Unit at
   August 31, 2012                              $     769.18


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $       7,448.54       (87,190.89)
         closed contracts
      Change in unrealized gain (loss) on open           0.00          7,430.00
         contracts

   Interest income                                       0.00             3.04
                                               ---------------  ---------------
Total: Income                                        7,448.54       (79,757.85)

Expenses:
   Brokerage commissions                             9,733.43       115,012.50
   Operating expenses                                6,448.25        58,502.73
   Incentive fee                                         0.00             0.00
   Management fee                                      910.21        10,234.02
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        40,806.04
                                               ---------------  ---------------
Total: Expenses                                     21,944.44       224,555.29
                                               ===============  ===============
Net Income(Loss) - August, 2012               $    (14,495.90)     (304,313.14)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         Managing Member
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President